As filed with the Securities and Exchange Commission on June 27, 2002
                                                      Registration No. 333-
================================================================================
                                  UNITED STATES

                       SECURITIES AND EXCHANGE COMMISSION

                             Washington, D.C. 20549

                             ----------------------
                                    FORM S-8
             REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933
                             ----------------------

                           WHITNEY HOLDING CORPORATION
             (Exact name of registrant as specified in its charter)

             Louisiana                                           72-6017893
   (State or other jurisdiction                               (I.R.S. Employer
   of incorporation or organization)                         Identification No.)

       228 St. Charles Avenue                                       70130
       New Orleans, Louisiana                                    (Zip Code)
(Address of Principal Executive Offices)
                             ----------------------

                          DIRECTORS' COMPENSATION PLAN
                        2001 DIRECTORS' COMPENSATION PLAN
                           (Full titles of the plans)
                             ----------------------

                          Joseph S. Schwertz, Jr., Esq.
                               Corporate Secretary
                           Whitney Holding Corporation
                         228 St. Charles Ave., Room 626
                              New Orleans, LA 70130
                     (Name and address of agent for service)

                                 (504) 586-3474
          (Telephone number, including area code, of agent for service)

                                                CALCULATION OF REGISTRATION FEE
      =================================================================================================================
                                                                 Proposed           Proposed
                                                                  maximum           maximum
           Title of each class of              Amount            offering          aggregate
                 securities                    to be            price per           offering            Amount of
             to be registered(1)          registered(1)(2)       share(3)           price(3)        registration fee
      -----------------------------------------------------------------------------------------------------------------
      Common Stock, no par value              1,097,700           $33.18           $36,421,686            $3,350.80
      -----------------------------------------------------------------------------------------------------------------
                                                 21,000           $31.12              $653,520               $60.12
      -----------------------------------------------------------------------------------------------------------------
                                                 15,000           $17.50              $262,500               $24.15
      -----------------------------------------------------------------------------------------------------------------
                                                 18,000           $17.83              $320,940               $29.53
      -----------------------------------------------------------------------------------------------------------------
                                                 22,500           $20.33              $457,425               $42.08
      -----------------------------------------------------------------------------------------------------------------
                                                 24,000           $28.29              $678,960               $62.46
      -----------------------------------------------------------------------------------------------------------------
                                                 24,000           $33.92              $814,080               $74.90
      -----------------------------------------------------------------------------------------------------------------
                                                 24,000           $26.21              $629,040               $57.87
      -----------------------------------------------------------------------------------------------------------------
                                                 19,500           $22.96              $447,720               $41.19
      -----------------------------------------------------------------------------------------------------------------
                   Totals                     1,265,700                            $40,685,871            $3,743.10
      =================================================================================================================

(1) Pursuant to Rule 416 of the Securities Act of 1933, as amended (the "Securities Act"), this Registration Statement also covers an indeterminate amount of interests and any additional shares of common stock which become issuable under the plans to prevent dilution resulting from any future stock split, stock dividend or similar transaction.

(2) Comprised of (a) 147,000 shares issuable upon exercise of outstanding stock options granted under the Directors' Compensation Plan, and (b) 1,118,700 shares issuable upon exercise of options granted or common stock issued under the 2001 Directors' Compensation Plan (collectively the "Plans"). The number of shares has been adjusted to reflect the April 2002 three-for-two stock split.

(3) Estimated solely for purposes of calculating the amount of the registration fee, pursuant to Rule 457(c) and (h) of the Securities Act and computed on the basis of: (a) 1,097,700 shares based on the average of the high and low sales prices on the Nasdaq National Market on June 25, 2002; and (b) the remaining shares based on the price at which shares may be purchased upon the exercise of outstanding options.

                              EXPLANATORY STATEMENT

         Section 11(a) of the Securities Act provides that if any part of a registration statement at the time it becomes effective contains an untrue statement of a material fact or omits to state a material fact required to be stated therein or necessary to make the statements therein not misleading, any person acquiring a security pursuant to such registration statement (unless it is proved that at the time of such acquisition such person knew of such untruth or omission) may sue, among others, every accountant who has consented to be named as having prepared or certified any part of the registration statement or as having prepared or certified any report or valuation that is used in connection with the registration statement with respect to the statement in such registration statement, report or valuation that purports to have been prepared or certified by the accountant.

         The financial statements of the Registrant included in Registrant's Annual Report on Form 10-K for the fiscal year ended December 31, 2001 (the "Annual Report") were audited by Arthur Andersen LLP ("Arthur Andersen"), the Registrant's independent public accountant at the time the Annual Report was filed with the SEC on March 18, 2002. Those financial statements and Arthur Andersen's report thereon are incorporated by reference into this registration statement. As previously announced, on May 22, 2002 the Registrant dismissed Arthur Andersen as its independent public accountant for the 2002 fiscal year. The Registrant has been unable to obtain the written consent of Arthur Andersen to incorporate by reference into this registration statement Arthur Andersen's report dated January 16, 2002, which was included in the Registrant's Annual Report. Rule 437a under the Securities Act permits the Registrant to file this registration statement without having received the written consent from Arthur Andersen that otherwise would have been required. Because Arthur Andersen has not consented to being named as an expert in this registration statement, persons who acquire securities pursuant to this registration statement may not be able to pursue a claim against Arthur Andersen for liability under Section 11(a) of the Securities Act.

                                     PART I

              INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

* Item 1.         Plan Information.

* Item 2.         Registrant Information and Employee Plan Annual Information.

         * The information required by Part I of Form S-8 to be contained in the
Section 10(a) prospectus is omitted from this Registration Statement in accordance with Rule 428 under the Securities Act and the Note to Part I of Form S-8.

                                     PART II

               INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3.           Incorporation of Documents by Reference.

         The following documents filed by Whitney Holding Corporation (the "Company") with the Securities and Exchange Commission (the "Commission") pursuant to the Securities Exchange Act of 1934, as amended (the "Exchange Act") are incorporated in this registration statement by reference:

         (1) The Company's Annual Report on Form 10-K for the year ended December 31, 2001, filed with the Commission on March 18, 2002;

         (2) The Company's Quarterly Report on Form 10-Q for the quarter ended March 31, 2002, filed with the Commission on May 15, 2002;

         (3) The Company's Current Reports on Form 8-K filed with the Commission on January 17, 2002, February 27, 2002, April 18, 2002, and May 23, 2002; and

         (4) The description of the Company's common stock, no par value contained in the Company's Current Report on Form 8-K filed with the Commission on January 19, 1996.

         In addition, all documents subsequently filed by the Company with the Commission pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act prior to the filing by the Company of a post-effective amendment which indicates that all securities offered hereby have been sold, or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference in this Registration Statement and to be a part hereof from the date of filing such documents. Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statements so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

Item 4.           Description of Securities.

         Not applicable.

Item 5.           Interests of Named Experts and Counsel.

         Not applicable.

Item 6.           Indemnification of Directors and Officers.

         The Louisiana Business Corporation Law ("LBCL") contains several provisions that directly affect the liability of officers and directors of Louisiana corporations to the corporations and shareholders that they serve.
Section 83 permits Louisiana corporations to indemnify officers and directors, as well as certain other individuals who act on behalf of such corporations. Sections 91 and 92 set forth the liability of officers and directors of Louisiana corporations.

         Section 91 of the LBCL provides that officers and directors of Louisiana corporations are fiduciaries with respect to the corporation and its shareholders and requires that they discharge the duties of their positions as such in good faith and with the diligence, care, judgment and skill which ordinary prudent men would exercise under similar circumstances in like positions; however, Section 91 specifically provides that a director or officer shall not be held personally liable to the corporation or its shareholders for monetary damages unless the director or officer acted in a grossly negligent manner or engaged in conduct demonstrating a greater disregard of the duty of care than gross negligence. Gross negligence is defined as a reckless disregard of or carelessness amounting to indifference to the best interests of the corporation or the shareholders. Section 91 also provides that a director or officer who makes a business decision in good faith satisfies the required duty of care if he or she does not have a conflict of interest with respect to the matter, is informed about the matter to the extent he or she reasonably believes to be appropriate under the circumstances and rationally believes his or her judgment is in the best interests of the corporation and its shareholders.
Section 91 also specifically provides that it is not intended to derogate from any indemnification permitted under Section 83 (which is discussed below).

         Section 92 of the LBCL limits the liability of officers and directors with respect to certain matters, as well as imposes personal liability for certain actions, such as the knowing issuance of shares in violation of the LBCL. Paragraph E of Section 92 permits a director, in the performance of his duties, to be fully protected from liability in relying in good faith on the records of the corporation and upon such information, opinions, reports or statements presented to the corporation, the board of directors, or any committee of the board by any of the corporation's officers or employees, or by any committee of the board of directors, or by any counsel, appraiser, engineer or independent or certified public accountant selected with reasonable care by the board of directors or any committee thereof or any officer having the authority to make such a selection or by any other person as to matters the directors reasonably believe are within such other person's professional or expert competence and which person is selected with reasonable care by the board of directors or any committee thereof or any officer having the authority to make such selection.

         Section 83 of the LBCL permits a Louisiana corporation to indemnify any person who is or was a party or is threatened to be made a party to any action, suit or proceeding by reason of the fact that he or she was a director, officer, employee or agent of the corporation, or was serving at the request of the corporation in one of those capacities for another business. Such persons may be indemnified against expenses (including attorneys' fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by such persons in connection with any such action as long as the indemnified party acted in good faith and in a manner he or she reasonably believed to be in, or not opposed to, the best interests of the corporation. With respect to criminal actions or proceedings, the indemnified person must not only have acted in good faith and in a manner believed to be in or not opposed to the best interests of the corporation, but he or she must also not have had any reasonable cause to believe that his or her conduct was unlawful.

         The LBCL treats suits by or in the right of the corporation, or derivative suits, differently from other legal actions. In such suits, indemnification is limited to expenses (including attorneys' fees and amounts paid in settlement) not exceeding (in the judgment of the board of directors) the estimated expense of litigating the action to conclusion actually and reasonably incurred in connection with the defense or settlement of the action. Further, no indemnification is permitted in a derivative action for any expenses if the individual seeking indemnification is adjudged by a court of competent jurisdiction to be liable for willful or intentional misconduct in the performance of his or her duty to the corporation unless specifically ordered by the court.

         Indemnification of officers and directors may only be made by the corporation (unless ordered by the court) if the corporation has specifically authorized indemnification after determining that the applicable standard of conduct has been met. This determination may be made (i) by the board of directors by a majority vote of a quorum consisting of directors who were not parties to such action, suit or proceeding, or (ii) if such a quorum is not obtainable and a quorum of disinterested directors so directs, by independent legal counsel, or (iii) by the shareholders.

         Indemnification of officers and directors against reasonable expenses is mandatory under Section 83 of the LBCL to the extent the officer or director is successful on the merits or otherwise in the defense of any action or suit against him or her giving rise to a claim of indemnification. Louisiana corporations are permitted to advance the costs of defense to officers and directors with respect to claims for which they may be indemnified under Section 83 of the LBCL. In order to advance such costs, however, the board of directors must approve such procedure. In addition, a corporation may only advance defense costs if it has received an undertaking by or on behalf of the officer or director to repay the amounts advanced if it is ultimately determined that he or she is not entitled to be indemnified as otherwise authorized by Section 83.

         The indemnification provisions of the LBCL are not exclusive; however, no corporation may indemnify any person for willful or intentional misconduct. A corporation has the power to obtain and maintain insurance, or to create a form of self-insurance on behalf of any person who is or was acting for the corporation, regardless of whether the corporation has the legal authority to indemnify the insured person against such liability.

         The Composite Charter and By-Laws of Whitney Holding Corporation provide for indemnification for directors, officers, employees and agents or former directors, officers, employees and agents of Whitney Holding Corporation generally to the full extent permitted by Louisiana law.

Item 7.           Exemption from Registration Claimed.

         Not applicable.

Item 8.           Exhibits.

         4.1 The Company's Composite Charter, filed with the Commission on November 13, 2000, as Exhibit 3.1 to Form 10-Q for the quarter ended September 30, 2000 (Commission file number 0-1026), is hereby incorporated by this reference.

         4.2 The Company's By-Laws, filed with the Commission on November 13, 2000, as Exhibit 3.2 to Form 10-Q for the quarter ended September 30, 2000 (Commission file number 0-1026), are hereby incorporated by this reference.

         4.3 Whitney Holding Corporation Directors' Compensation Plan, filed with the Commission on March 29, 1994, as a proposal included in the Company's proxy statement, Exhibit A (Commission file number 0-1026), is hereby incorporated by this reference.

         4.4 Whitney Holding Corporation 2001 Directors' Compensation Plan, filed with the Commission on March 15, 2001, as a proposal included in the Company's proxy statement, Appendix B (Commission file number 0-1026), is hereby incorporated by this reference.

         5        Opinion of Phelps Dunbar LLP

         23.1 The Registrant was unable to obtain the written consent of Arthur Andersen LLP to incorporate by reference its report dated January 16, 2002. See page II-1 of the registration statement.

         23.2     Consent of Phelps Dunbar LLP (included in Exhibit 5)

         24       Power of Attorney (included on the signature pages herein)

Item 9.           Undertakings.

         Not applicable.

                                   SIGNATURES

The Registrant.

         Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of New Orleans, State of Louisiana, on this 26th day of June, 2002.

                                               WHITNEY HOLDING CORPORATION

                                               By:/s/ William L. Marks
                                                  ------------------------------
                                                  William L. Marks
                                                  Chairman of the Board and
                                                  Chief Executive Officer


                                POWER OF ATTORNEY

         KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears immediately below constitutes and appoints R. King Milling and Thomas L. Callicutt, Jr., and each or any one of them, as his or her true and lawful attorneys-in-fact and agents, with full power of substitution, for him or her and in his or her name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this Registration Statement, and to file the same with all exhibits thereto, and all other documents in connection therewith and all instruments necessary, appropriate or advisable to enable the Company to comply with the Securities Act of 1933 and other federal and state securities laws, in connection with the Whitney Holding Corporation Directors' Compensation Plan and the 2001 Directors' Compensation Plan, and to file any such documents or instruments with the Securities and Exchange Commission, and to do and perform each and every act and thing requisite and necessary to be done, as fully and for all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents or any of them or their substitutes may lawfully do or cause to be done by virtue hereof.

         Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities indicated on June 26, 2002:

         Signature                                      Title

/s/ William L. Marks                          Chairman of the Board and
------------------------------------           Chief Executive Officer
William L. Marks                            (principal executive officer)


/s/ R. King Milling                            President and Director
------------------------------------
R. King Milling

/s/ Thomas L. Callicutt, Jr.                 Executive Vice President
------------------------------------       and Chief Financial Officer
Thomas L. Callicutt, Jr.            (principal financial and accounting officer)

                                                      Director
------------------------------------
Harry J. Blumenthal, Jr.

/s/ Joel B. Bullard, Jr.                              Director
------------------------------------
Joel B. Bullard, Jr.

/s/ James M. Cain                                     Director
------------------------------------
James M. Cain

/s/ Angus R. Cooper, II                               Director
------------------------------------
Angus R. Cooper, II

/s/ Richard B. Crowell                                Director
------------------------------------
Richard B. Crowell

/s/ William A. Hines                                  Director
------------------------------------
William A. Hines

/s/ John J. Kelly                                     Director
------------------------------------
John J. Kelly

/s/ E. James Kock, Jr.                                Director
------------------------------------
E. James Kock, Jr.

/s/ Alfred S. Lippman                                 Director
------------------------------------
Alfred S. Lippman

/s/ Michael L. Lomax                                  Director
------------------------------------
Michael L. Lomax

/s/ Eric J. Nickelsen                                 Director
------------------------------------
Eric J. Nickelsen

/s/ John G. Phillips                                  Director
------------------------------------
John G. Phillips

/s/ Carroll W. Suggs                                  Director
------------------------------------
Carroll W. Suggs

                                                      Director
------------------------------------
Dean E. Taylor

/s/ Thomas D. Westfeldt                               Director
------------------------------------
Thomas D. Westfeldt



         The Plan. Pursuant to the requirements of the Securities Act of 1933, the trustees (or other persons who administer the employee benefit plan) have duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of New Orleans, State of Louisiana, on this 26th day of June 2002.

                                         WHITNEY HOLDING CORPORATION
                                         DIRECTORS' COMPENSATION PLAN

                                         By:/s/ Paul D. Bergeron
                                            ------------------------------------
                                         Title: Plan Administrator

         The Plan. Pursuant to the requirements of the Securities Act of 1933, the trustees (or other persons who administer the employee benefit plan) have duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of New Orleans, State of Louisiana, on this 26th day of June 2002.

                                         WHITNEY HOLDING CORPORATION
                                         2001 DIRECTORS' COMPENSATION PLAN

                                         By:/s/ Paul D. Bergeron
                                            ------------------------------------
                                         Title: Plan Administrator

 EXHIBIT INDEX

         Exhibit
         Number            Document Description

         4.1* The Company's Composite Charter, filed with the Commission on November 13, 2000, as Exhibit 3.1 to Form 10-Q for the quarter ended September 30, 2000 (Commission file number 0-1026), is hereby incorporated by this reference.

         4.2* The Company's By-Laws, filed with the Commission on November 13, 2000, as Exhibit 3.2 to Form 10-Q for the quarter ended September 30, 2000 (Commission file number 0-1026), are hereby incorporated by this reference.

         4.3* Whitney Holding Corporation Directors' Compensation Plan, filed with the Commission on March 29, 1994, as a proposal included in the Company's proxy statement, Exhibit A (Commission file number 0-1026), is hereby incorporated by this reference.

         4.4* Whitney Holding Corporation 2001 Directors' Compensation Plan, filed with the Commission on March 15, 2001, as a proposal included in the Company's proxy statement, Appendix B (Commission file number 0-1026), is hereby incorporated by this reference.

         5                 Opinion of Phelps Dunbar LLP

         23.1 The Registrant was unable to obtain the written consent of Arthur Andersen LLP to incorporate by reference its report dated January 16, 2002. See page II-1 of the registration statement.

         23.2              Consent of Phelps Dunbar LLP (included in Exhibit 5)

         24 Power of Attorney (included on the signature pages herein)


        *Incorporated herein by reference as indicated.

                                                                       EXHIBIT 5
                                                                    EXHIBIT 23.2

                        [Letterhead of Phelps Dunbar LLP]

                                  June 27, 2002

Whitney Holding Corporation
228 St. Charles Avenue
New Orleans, Louisiana 70130

                  Re:      Whitney Holding Corporation
                           Registration Statement on Form S-8
                           Directors' Compensation Plan
                           2001 Directors' Compensation Plan
                           ---------------------------------

Ladies and Gentlemen:

         We have acted as counsel to Whitney Holding Corporation (the "Company") in connection with the preparation of the above-referenced Registration Statement on Form S-8 filed by the Company with the Securities and Exchange Commission (the "Commission") with respect to the issuance by the Company of an aggregate of 1,265,700 shares of no par value common stock (the "Common Stock") and an indeterminate amount of related plan interests, of which 147,000 shares are issuable pursuant to the Whitney Holding Corporation Directors' Compensation Plan and 1,118,700 shares are issuable pursuant to the Whitney Holding Corporation 2001 Directors' Compensation Plan (collectively, the "Plans").

         In so acting, we have examined and relied upon the original, or a photostatic or certified copy, of such records of the Company, certificates of officers of the Company and of public officials, and such other documents as we have deemed relevant and necessary as the basis for the opinion set forth below. In such examination, we have assumed the genuineness of all signatures appearing on all documents, the legal capacity of all persons signing such documents, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as certified, conformed or photostatic copies, the accuracy and completeness of all corporate records made available to us by the Company, and the truth and accuracy of all facts set forth in all certificates provided to or examined by us.

         Based   upon   the   foregoing   and   subject   to  the   limitations,
qualifications, exceptions and assumptions set forth herein, we are of the opinion that the shares of Common Stock to be issued

Whitney Holding Corporation
June 27, 2002
Page 2


under the Plans have been duly authorized, and, when issued and paid for, pursuant to the Plans, will be validly issued, fully paid and non-assessable.

         The foregoing opinions are limited to the laws of the State of Louisiana and the federal laws of the United States of America. We express no opinion as to matters governed by the laws of any other state. Furthermore, no opinion is expressed herein as to the effect of any future acts of the parties or changes in existing law. We undertake no responsibility to advise you of any changes after the date hereof in the law or the facts presently in effect that would alter the scope or substance of the opinions herein expressed.

         This letter expresses our legal opinion as to the foregoing matters based on our professional judgment at this time; it is not, however, to be construed as a guaranty, nor is it a warranty that a court considering such matters would not rule in a manner contrary to the opinion set forth above.

         We consent to the filing of this opinion as an exhibit to the Registration Statement and to the reference to us in the prospectus under the caption "Legal Matters." In giving this consent, we do not admit that we are within the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended, and the General Rules and Regulations of the Commission thereunder.

                                            Very truly yours,

                                            /s/ PHELPS DUNBAR LLP